EXHIBIT 99.1

June 9, 2008

FOR IMMEDIATE RELEASE

MEXCO ENERGY CORPORATION ANNOUNCES ROYALTY PURCHASE AND DEVELOPMENT RESULTS

MIDLAND, TEXAS, June 9, 2008 - Mexco Energy Corporation (AMEX: MXC) announced the purchase for $429,000 mineral and royalty interests contained in an aggregate of 522 acres with royalties varying from .126% to .385% in six (6) producing natural gas wells and five (5) proven undeveloped well locations in the Newark-East (Barnett-Shale) field of Tarrant County, Texas. There are an additional six (6) potential drill sites on this acreage. This property is operated by XTO Energy Inc.

Mexco further announced its working interest participation in two (2) wells in the Dodd-Federal Unit operated by Marbob Energy Corporation. Well number 118 with initial production on February 23, 2008 pumped 93 barrels of oil, 478 barrels of water, and 169,000 cubic feet of natural gas on a 24-hour test. Well number 119 in this unit, also on a 24 hour test, produced 100 barrels of oil, 438 barrels of water and 198,000 cubic feet of natural gas.

Mexco expects to participate in two (2) additional wells for which permits have been obtained by Marbob in the Dodd-Federal Unit, well numbers 537 and 548 located five miles northwest of Loco Hills, Eddy County, New Mexico. These wells are to be drilled to a total depth of 5,000 feet to test the Seven Rivers, Queen, Grayburg, and San Andres formations. This unit currently contains approximately 100 wells and is expected to contain approximately 140 wells when completely drilled. For the fiscal year ending March 31, 2008 Mexco participated in the drilling of 9 producing wells in this unit. Mexco’s interest in this unit is .1848% working and .14% net revenue interest.

FORWARD-LOOKING STATEMENTS

Except for historical information, statements made in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met. Actual events or results may differ materially from the forward-looking statements.

Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable. Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, the substantial capital expenditures required to fund operations, exploration risks, uncertainties about estimates of reserves, competition, government regulation, costs and results of drilling new projects, equipment availability, or other things that are associated with oil and gas production or may be beyond the control of the Company. Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all. These risks and uncertainties are described in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”).

Mexco Contact:
Tammy L. McComic, Vice President and Chief Financial Officer,
mexco@sbcglobal.net, (432) 682-1119